UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  Irvine Sensors Corp.

Title of Class of Securities:  Common Stock

CUSIP Number:  463664508


  (Date of Event Which Requires Filing of this Statement)

                      October 5, 2001

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 463664508

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         ZLP Master Fund, Ltd.

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

         0

6.  Shared Voting Power:

         200,000

7.  Sole Dispositive Power:

         0

8.  Shared Dispositive Power:

         200,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         200,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.47%

12. Type of Reporting Person

          CO

CUSIP Number: 463664508

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Zimmer Lucas Partners, LLC

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          200,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          200,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          200,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.47%

12. Type of Reporting Person

          CO

CUSIP Number: 463664508

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Stuart J. Zimmer

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          U.S.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          200,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          200,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          200,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.47%

12. Type of Reporting Person

          IN

CUSIP Number: 463664508

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Craig M. Lucas

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          200,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          200,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          200,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.47%

12. Type of Reporting Person

          IN

Item 1(a) Name of Issuer:  Irvine Sensors Corp.

      (b) Address of Issuer's Principal Executive Offices:

          3001 Redhill Avenue, Building 3, Suite 104
          Costa Mesa, CA 92626

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Stuart J. Zimmer
          Craig M. Lucas
          Zimmer Lucas Partners, LLC
          ZLP Master Fund, Ltd.
          45 Broadway, 28th Floor
          New York, New York 10006

          Stuart J. Zimmer and Craig M. Lucas-U.S. Citizens

          Zimmer Lucas Capital LLC - Delaware Limited
          Liability Corporation

          ZLP Master Fund, Ltd. - Cayman Islands Corporation

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number:  463664508

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a)  Amount Beneficially Owned:  200,000 shares by
              Stuart J. Zimmer, Craig M. Lucas, Zimmer Lucas
              Partners, LLC and ZLP Master Fund, Ltd.

         (b)  Percent of Class:  5.47%

         (c) Stuart J. Zimmer, Craig M. Lucas, Zimmer Lucas Partners, LLC and ZLP Master Fund, Ltd.:
              200,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 200,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    Zimmer Lucas Partners, LLC


    By:/s/ Stuart J. Zimmer
    _________________________
    Stuart J. Zimmer, Managing Member



    ZLP Master Fund, Ltd.

    By:/s/ Stuart J. Zimmer
    _________________________
    Stuart J. Zimmer, Director


    /s/ Stuart J. Zimmer
    _________________________
    Stuart J. Zimmer



    /s/ Craig M. Lucas
    _________________________
    Craig M. Lucas

    October 10, 2001
    __________________
    Date

                                            Exhibit A


                            AGREEMENT


    The undersigned agree that this Schedule 13G dated October

    15, 2001 relating to the Common Stock of Irvine Sensors Corp.

    shall be filed on behalf of the undersigned.



                                      Zimmer Lucas Partners, LLC



                                      By:/s/ Stuart J. Zimmer
                                      _________________________
                                      Stuart J. Zimmer,
                                      Managing Member


                                      ZLP MASTER FUND, LTD.

                                      By:/s/ Stuart J. Zimmer
                                      _________________________
                                      Stuart J. Zimmer, Director


                                      /s/ Stuart J. Zimmer
                                      _________________________
                                      Stuart J. Zimmer


                                      /s/ Craig M. Lucas
                                      _________________________
                                      Craig M. Lucas














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